Exhibit 10.28

[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

EXCLUSIVE SUBLICENSE AGREEMENT

This AGREEMENT (“Agreement”), dated November 7, 2006 (the “Effective Date”), is made by and between BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Lincolnshire, IL 60069 (“BPA”), and Bradley Pharmaceuticals, Inc., 383 Route 46 West, Fairfield, New Jersey 07004-2402 (“Company”).

WHEREAS, BPA has certain rights under that certain License Agreement dated as of June 13, 2000, as amended in a series of six amendments, as follows:  Amendment No. 1 dated May 20, 2001; Amendment No. 2 dated July 5, 2001; Amendment No. 3 dated August 30, 2001; Amendment No. 4 dated August 8, 2002; Amendment No. 5 dated December 30, 2002; and Amendment No. 6 dated October 10, 2006 with three clarifying letters dated October 27, 2006, November 6, 2006, and November 7, 2006 (the foregoing collectively the “Prime License Agreement”) from Antares Pharma IPL AG (“Antares”), successor in interest to Permatec Technologie, AG (“Permatec”).

WHEREAS, pursuant to the rights under the Prime License Agreement, BPA has developed a product referred to as Bio-E-Gel®, which is a transdermal gel estradiol product for the treatment of hot flashes.

WHEREAS, as part of its development, BPA has prepared and filed a New Drug Application (“NDA”) with the United States Food and Drug Administration (“FDA”) with respect to Bio-E-Gel and the NDA has been accepted as filed by the FDA in April 2006, and is currently under review.

WHEREAS, BPA desires to grant and Company desires to accept an exclusive sublicense for Bio-E-Gel in the Territory of the United States in the Field, subject to the limitations and applicable terms of the Prime License Agreement.

1.             Definitions.

(a)           “Affiliate” shall mean any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with a party.  Control means ownership or other beneficial interest in 50% or more of the voting stock or other voting interest of a corporation or other business entity.

(b)           “Field” shall mean all uses licensed and permissible under the Prime License Agreement.

(c)           “Generic Equivalent” shall mean an A/B rated generic equivalent or substitute of a Product on sale in any part of the Territory.

(d)           “Know How” shall mean all information and data, which are not generally known including, but not limited to, patent claims and related information not yet disclosed to the public, formulae, procedures, protocols, manufacturing processes, regulatory filings

[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

including NDAs, techniques and results of experimentation and testing, which (i) relate to any of the Products, and (ii) are necessary or useful to the development, marketing or manufacture of any of the Products in the Territory (in the case of manufacture, worldwide), all to the extent as of the effective date of this Agreement owned or otherwise controlled by and at the free disposition of BPA.

(e)           “Launch Indication” shall mean the treatment of hot flashes in menopausal women.

(f)            “Net Sales” shall mean the aggregate arms-length gross price invoiced by Company for the sale for commercial use of Products to non-affiliated third parties during the relevant period, less deductions for (i) normal and customary trade and cash discounts, credits and allowances (for rejection or return of Products), rebates or refunds incurred or granted; and (ii) sales, use or excise taxes and duties, and freight and insurance, to the extent included in the gross price charged.

(g)           “New Indication” shall mean the development and commercialization of Products in any other indication but the Launch Indication.

(h)           “Patents” shall mean those patents and patent applications that are (1) owned by BPA or (2) licensed to BPA at any time during the term of this Agreement with the right to sublicense under the Prime License Agreement and that claim (i) the Product (including methods of manufacture and/or use) in the United States; or (ii) the manufacture of Product outside of the United States. XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.  A list of the Patents in each of (i) and (ii) as of the Effective Date is attached as Exhibit A, which shall from time-by-time be updated as necessary to reflect the then-current status of the Patents.

(i)            “PDE” will mean a Primary Detail Equivalent calculated as follows:  for a given time period, PDE shall equal the sum total of (1) the number of Primary Product Presentations occurring during such time period multiplied by 1.0 and (2) the number of Secondary Product Presentation occurring during such time period multiplied by 0.5.  “Primary Product Presentation” shall mean a presentation in which Product attributes are verbally presented for at least fifty percent (50%) or more of the total presentation time.  “Secondary Product Presentation” shall mean a presentation in which Product attributes are verbally presented for less than fifty percent (50%) of the total presentation time.

(j)            “Products” shall mean that certain product, currently known as Bio-E-Gel® and described in the NDA filed by BPA with the FDA in April 2006, together with any improvements or modifications thereto.

(k)           “Royalty Term” means the period starting with the first commercial sale of Product in the Territory and ending upon the later of (i) the expiration of the last to expire of the Patents with at least one Valid Claim covering such Product (including its use or manufacture) in the Territory and (ii) the twelfth (12th) anniversary of the first commercial sale of such Product in such country.  However, if BPA or Antares obtains a patent during the term of this Agreement that achieves exclusivity for the Product in the Territory, then the Royalty Term shall continue for the life of that patent.

(l)            “Territory” shall mean the United States of America and those of its territories and possessions over which the FDA has regulatory authority.

(m)          “Trademark” shall mean the registered trademark BIO-E-GEL (U.S. Registration No.  3,046,494) for use on or in connection with pharmaceutical products (including the Product), and all goodwill associated therewith and symbolized thereby.  In the event that FDA requests or requires that a different trademark be used in connection with the Product, then such trademark submitted by BPA shall be the Trademark in lieu of BIO-E-GEL; provided that if BPA has not submitted such different trademark to the FDA on or before the Effective Date, BPA shall reasonably consult with Company on the selection of such different trademark.

(n)           “Valid Claim” means any claim of an issued and unexpired Patent which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, which claim would be infringed by the sale by Company of Products but for the licenses granted herein.

2.             License Grant.

(a)           BPA grants to the Company, upon and subject to all the terms and conditions of this Agreement (i) an exclusive sublicense under BPA’s rights under the Patents and an exclusive license under BPA’s rights to Know How to make, have made, use, sell, offer for sale, import, and develop Products in the Field in the Territory (and otherwise to practice and use such Patents and Know How in the Field in the Territory to make, have made, use, sell, offer for sale, import, and develop Products in the Field in the Territory) and (ii) a non-exclusive sublicense (limited to Canada, New Zealand, South Africa, Israel, Mexico, The People’s Republic of China (including Hong Kong), and Indonesia) under BPA’s rights under the Patents and Know How to make and have made Product for importation of such Product into the Territory for sale by Company in the Field in the Territory, provided that Company agrees that it shall not use any such rights for any other purpose.

(b)           BPA grants to the Company, upon and subject to all the terms and conditions of this Agreement an exclusive license to use the Trademark on Products in the Field in the Territory in connection with the foregoing sub-license, as further set forth in Section 15 below.

(c)           Company recognizes that certain rights granted in this Agreement derive from and are subservient to the Prime License Agreement.  Notwithstanding any other provision in this Agreement, this Agreement does not and shall not be read to grant to Company any rights regarding any intellectual property that is the subject of the Prime License Agreement that are not granted to BPA under that Prime License Agreement.  The provisions of the Prime License Agreement that are required to be incorporated into this Agreement are reproduced in full on the attached Exhibit B.  Such provisions of the Prime License Agreement in the form attached are hereby incorporated into this Agreement.  Further, Company agrees that it shall be bound by those obligations set forth in the Prime License Agreement but only to the extent that the Prime License Agreement affirmatively imposes or requires such obligations to be imposed on sublicensees of BPA and only to the extent such obligations were in effect on the Effective Date.  As for any additional obligations under the Prime License Agreement binding upon sublicensees which arise after the Effective Date, by amendment of the Prime License Agreement or otherwise, Company shall be bound only to those specific additional obligations to which it has agreed to be bound in a written amendment to this Agreement duly executed by Company.  Company shall not knowingly take any action (or refuse to take any action) that would cause a breach of the Prime License Agreement, and any termination of rights resulting from such a breach shall not be an event of a breach by BPA.  In connection with the foregoing, Company shall reasonably cooperate with BPA in all respects (including making available relevant employees, records, papers, information, samples, specimens, and the like) to timely cure or resolve any dispute between Antares and BPA relating to the Prime License Agreement, or any alleged breach of the Prime License Agreement.  Such cooperation shall be at BPA’s expense unless the underlying dispute or alleged breach results from action or inaction by Company in contravention of Company’s obligations and rights hereunder, in which case it shall be at Company’s expense.

(d)           BPA covenants with Company that during the term of this Agreement (i) BPA shall not take any action (or refuse to take any action) that would cause a breach of the Prime License Agreement or termination of the rights granted under the Prime License Agreement; (ii) BPA shall take all reasonable actions to timely cure any breach of the Prime License Agreement, and (iii) if BPA becomes aware of any alleged or actual breach by BPA of the Prime License Agreement (including without limitation by receipt of a notice from Antares thereof), BPA shall promptly provide Company a detailed notice of the nature and circumstances of such breach and a copy of any notice provided by Antares to BPA.

(e)           All rights and interests not expressly granted to Company are reserved by BPA.

(f)            Company and its Affiliates and sublicensees shall not sell or otherwise distribute Products to customers outside of the Territory or to any party who the Company or BPA has reasonable grounds to believe is likely to export the Products outside the Territory.  Company shall require its distributors who sell or otherwise distribute Products to make a covenant similar to that provided by Company in this Section 2(f) with respect to Products.  All inquiries or orders received by Company for the Products to be delivered outside the Territory shall be referred to BPA.  BPA and its Affiliates and sublicensees shall not sell or otherwise distribute Products to customers within the Territory or to any party who the Company or BPA has reasonable grounds to believe is likely to import the Products into the Territory.  BPA shall require its distributors who sell or otherwise distribute Products to make a covenant similar to

[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

that provided by BPA in this Section 22(f) with respect to Products.  All inquiries or orders received by BPA for the Products to be delivered within the Territory shall be referred to Company.

(g)           Within thirty (30) days of the Effective Date, BPA shall provide Company with a written report setting forth a summary and status of all Patents and Know How as of such date.  Thereafter, on each anniversary of the Effective Date during the term of this Agreement, BPA shall provide Company with a detailed written report setting forth a summary and status of (i) all additional BPA Know How that BPA may develop or acquire or that BPA has not previously disclosed to Company pursuant to this Section 21(a) and (ii) all BPA Patents that have not been previously disclosed to Company pursuant to this Section 21(a).

(h)           During the term of this Agreement, BPA shall, at Company’s request, exercise commercially reasonable efforts to enforce the exclusivity of the license rights granted to BPA pursuant to the Prime License Agreement if such rights are violated by Antares or any third-party licensee of BPA outside the Territory.

3.             Up-Front License Fees, Royalties and Milestones.

(a)           In consideration of the rights granted herein, the Company shall pay to BPA:

(i)            a royalty of XXX% of Net Sales of the Product distributed or sold in the Territory in all years during the Royalty Term, as adjusted as provided below.

(1)           Generic Competition.  If a Generic Equivalent is reasonably notified by either party under Section 14(b) to infringe a Patent available for a Product in a country in the Territory during the Royalty Term, and Company furnishes evidence that the marketing of such Generic Equivalent has led to a reduction in sales of the affected Product in such country of the Territory by more than XXXXX percent (XXX%), and (i) in the case of notification of infringement XXXXXXXXXXXXXXX, BioSante takes no action against the third party, but Company does take action under Section 14(b)(i), or (ii) in the case of notification of infringement XXXXXXXXXXXXXXX, Company takes action under Section 14(b)(ii), then the royalty rates set forth in Section 3(a)(i) with respect to such Product in such country shall be reduced by XXXXX percentage XXXXX (i.e. from XXX % to XXX %) on a going-forward basis for such Products in such country, during all times in which the Generic Equivalent with respect to such Products remains on sale in such country.

(2)           Single Royalty.  The royalty provided in Section 3(a)(i), as adjusted, shall not increase for a Product by reason of such Product being covered by more than one Valid Claim or such Product being covered both by one or more Valid Claims and by Know How.

(ii)           milestone payments as follows:

(1)           $3.5 million on signing of this Agreement; and

[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

(2)           $7 million that becomes fully earned and accrued in favor of BPA on receipt of FDA approval to commence marketing a Product for the Launch Indication in the United States (“FDA Approval”), provided that Company may for its convenience delay the actual payment of such milestone until the earlier of fourteen weeks after FDA Approval or first commercial sale of a Product in the United States; and

(3)           $3 million on the first anniversary of achievement of the milestone described in Section 3(a)(ii)(2); provided, however, that in the event that FDA Approval is received for the lowest dose that BPA tested in Phase III clinical trials, BPA shall be entitled to an additional $500,000 (total of $3.5 million) for this milestone.

(iii)          additional milestone payments as follows:

(1)           $XXXXXX upon the first achievement of $XXXXXX of Net Sales of the Product in the Territory in a calendar year;

(2)           and additional $XXXXXX upon the first achievement of $XXXXXX of  Net Sales of the Product in the Territory in a calendar year;

(3)           an additional $XXXXXX upon the first achievement of $XXXXXX of Net Sales of the Product in the Territory in a calendar year;

(4)           an additional $XXXXXX upon the first achievement of $XXXXXX of Net Sales of the Product in the Territory in a calendar year;

(5)           after the achievement of the milestone provided in Section 3(a)(iii)(4) and after commercial launch of the Product in the Territory for the Launch Indication, a bonus sales milestone of either (A) an additional $XXXXXX if Net Sales of the Product in the Territory in the immediately following calendar year is at least $XXXXXX but less than $XXXXXX or (B) an additional $XXXXXX if Net Sales of the Product in the Territory in the immediately following calendar year is at least $XXXXXX (but not both (A) and (B));

(6)           after the achievement of the milestone provided in Section 3(a)(iii)(5), a bonus sales milestone of either (A) an additional $XXXXXX if Net Sales of the Product in the Territory in the immediately following calendar year is at least $XXXXXX but less than $XXXXXX or (B) an additional $XXXXXX if Net Sales of the Product in the Territory in the immediately following calendar year is at least $XXXXXX (but not both (A) and (B)); and

(7)           after the achievement of the milestone provided in Section 3(a)(iii)(6), a bonus sales milestone of either (A) an additional $XXXXXX if Net Sales of the Product in the Territory in the immediately following calendar year is at least $XXXXXX but less than $XXXXXX or (B) an additional $XXXXXX if Net Sales of the Product in the Territory in the immediately following calendar year is at least $XXXXXX (but not both (A) and (B)).

Company shall make each of the payments provided in 3(a)(iii) within ten (10) business days after the occurrence of the applicable milestones.  Company shall make the payments provided in

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3(a)(ii), and (iii) above only once, upon the first achievement of the applicable milestone by the first Product in a country in the Territory, no matter how many additional times the applicable milestone is achieved.

With the exception of the initial payment required by 3(a)(ii)(1), Company shall make the payments provided in 3(a)(ii) and 3(a)(iii) above into an escrow account identified to Company by BPA that is established for the benefit of both BPA and Antares.  BPA agrees that each such payment by Company into such escrow account shall satisfy Company’s obligation for such payment to BPA notwithstanding any dispute that may arise concerning the operation of the escrow account.  Antares is a third party beneficiary of this Agreement solely with respect to this provision concerning payments into the escrow account.  Company shall make the initial payment required by 3(a)(ii)(1) by paying 75% ($2,625,000) to BioSante and 25% ($875,000) to Antares by wire transfer as follows:

For Antares:

Bank name and address:
XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX

Account name: XXXXXXXX
Account number: XXXXXXXX
ABA: XXXXXXXX

For BioSante:

XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXX
ABA XXXXXXXX
Acct XXXXXXXX
Account Name - XXXXXXXX

4.             Reports and Payments.

(a)           On or before the last business day of January, April, July, and October of each year of this Agreement, the Company shall submit to BPA a written report with respect to the preceding calendar quarter (the “Payment Report”) stating:

(i)            Gross sales and Net Sales made by the Company during such quarter and an itemization of deductions from gross sales to Net Sales;

[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

(ii)           In the case of transfers of Products to an Affiliate of the Company for sale, rental, or lease of such Products by the Affiliate to third parties, Net Sales by the Affiliate to third parties during such quarter;

(iii)          A calculation under Section 3 of the amounts due to BPA, making reference to the application subsection thereof.

(b)           Simultaneously with the submission of each Payment Report, the Company shall make payments to BPA of the amounts due for the calendar quarter covered by the Payment Report.

(c)           Inspections and Audit.  Company shall keep full, true and accurate books of account containing particulars and reasonable supporting documentation which may be necessary for the purpose of determining the Net Sales of Products, royalties due thereon and the statements provided by Company pursuant to Section 4(a) above.  Such records shall be kept at Company’s principle place of business, and shall be open at all reasonable times and upon reasonable advance notice to the inspection of Antares, BPA, or an independent certified public accounting firm retained by Antares or BPA, and reasonably acceptable to Company, for the purpose of verifying any payment made under this Agreement.  The party initiating the inspection and audit (Antares or BPA) shall bear the full cost of any such audit, unless the audit discloses that the amount due during any period audited exceeds the amount paid by (i) ten percent (10%) or more during the first two (2) years following first commercial sale of a Product in any country in the Territory; or (ii) five percent (5%) or more thereafter, in which case Company shall bear the full cost of such audit.  Any additional royalty found in such audit to be due BPA shall be paid by Company within thirty (30) days after such finding.

(d)           Interest.  In the event any amount due and payable under this Agreement is not paid by the due date, then the party owing such amount shall pay to the other party, without being requested by such other party, interest on the total outstanding amount at one and one half percent (1.5%) per month, in United States Dollars.

5.             Product Approvals.

(a)           Launch Indication Approval.  BPA shall use its commercially reasonable efforts for the good faith prosecution of its pending NDA for Bio-E-Gel for the Launch Indication; provided, BPA’s commercially reasonably efforts shall include, at a minimum, performing all regulatory and clinical work for FDA Approval in the United States of Product for the Launch Indication (except for changes arising out of non-FDA required marketing, packaging, or manufacturing changes) at its sole expense not to exceed a fully burdened cost of $XXXXXX.  After the Effective Date, Company will have the right to participate in all formal meetings with the FDA regarding such FDA Approval.  BPA agrees to provide Company with copies of all correspondence and documents to and from FDA and all notices received from FDA and to also provide Company with regular updates as Company may reasonably request.  If further or additional regulatory work and clinical studies are required by the FDA in order to obtain such FDA Approval and the fully burdened cost to BPA will exceed $XXXXXX, Company shall

[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

have the option, but not the obligation, to fund the excess.  If Company declines to fund the excess, and if BPA also declines to fund the excess, then either party shall be permitted to terminate this Agreement and such termination will be deemed not to be caused by the breach of either party and will be deemed not to be a termination by Company under Section 16(d).  In the event of termination under this Section 5(a), BPA agrees to refund to Company the $3,500,000 initial payment paid by Company to BPA pursuant to Section 3(a)(ii)(1), less any amount actually paid by Company to Antares on account of such initial payment under the Prime License Agreement; provided, however, BPA shall use its commercially reasonable efforts to obtain a refund of any portion of sub-licensee payments paid to Antares under the Prime License Agreement, and shall promptly pay over to Company any such amounts recovered from or credited by Antares.

(b)           Transfer of NDA.  Upon FDA Approval of Bio-E-Gel for the Launch Indication, BPA agrees to assign, and hereby assigns, all right, title and interest in and to its NDA for Bio-E-Gel for the Launch Indication to Company, shall promptly transfer all documentation related to such NDA to Company and agrees to take all such further commercially reasonable action and promptly execute such further documents as may be reasonably necessary or desirable to give full effect to such assignment (including without limitation filing any related documents with the FDA).  After such transfer Company shall be solely responsible for (i) post FDA Approval regulatory obligations for the Product, including without limitation the preparation and submission of annual reports, the reporting of adverse events, and cooperating with governmental regulatory agencies; (ii) communication with third parties regarding the Product in the Field in the Territory, including without limitation responding to complaints and medical inquiries; (iii) investigating all complaints and adverse drug experiences related to the Product in the Field in the Territory; and (iv) conducting any voluntary or involuntary recalls of Product in the Territory, including without limitation recalls required by any governmental authority and recalls deemed reasonably necessary by Company or BPA.

(c)           Post-Approval Studies.  In the event the FDA requires a Phase IV study, BPA shall conduct such study but shall only be responsible for XXX% of the fully burdened cost and expense of any Phase IV commitment up to a maximum of $XXXXXX, with Company responsible for the excess.  BPA shall from time to time invoice Company for Company’s share of such costs and expenses, and Company shall pay such invoices within thirty (30) days of receipt.

(d)           Pre-Approval Changes.  Without limiting BPA’s responsibilities pursuant to Section 5(a), Company shall be solely responsible, at its own expense, for all regulatory or clinical work, requirements, cost or expense arising out of any marketing, manufacturing or packaging changes initiated or requested by Company in writing prior to FDA Approval.  By way of example and not limitation, Company has requested that BPA develop XXXXXXXX formats of Product for detailing and sample purposes, which such development BPA has commenced, and Company shall going forward direct such development at its discretion and shall be responsible for all such fully burdened development costs and expenses for such formats incurred after the Effective Date.  If Company determines to discontinue such

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development, it shall give reasonable advance written notice to BPA, and BPA shall then have the right, but not the obligation, to continue such development at its sole cost and expense.

(e)           New Indications.  Company shall have the right, in its sole discretion, to conduct development and commercialization of the Product for any New Indication in the Territory, subject to and in accordance with the terms and conditions of this Agreement.  If Company decides to pursue any such New Indication, Company shall be solely responsible at its sole cost and expense for accomplishing all Product development and commercialization, including without limitation (1) any pre-clinical, clinical and regulatory work, additional clinical testing or other studies and manufacturing requirements relating to the Product for such New Indication; (2) all FDA and other regulatory obligations post approval for such New Indication; and (3) any other Product and medical requirements relating to the sale or marketing of the Product for such New Indication.  Subject to Section 5(f), Company agrees to provide BPA with copies of all correspondence and documents to and from FDA and all notices received from FDA regarding such New Indication and to also provide BPA with regular updates as BPA may reasonably request.

(f)            Data Sharing.  BPA and Company agree to provide one another immediate, full and free access to the clinical data and results generated by or on behalf of each (including by Affiliates and sublicensees of such party and, in the case of BPA, information received from Antares) with respect to the Products, and each agrees that the other may utilize all such data and results directly or through permitted (sub) licensees in pursuit of product approvals in their respective geographical areas (the Territory for Company and all other areas for BPA).  BPA shall use commercially reasonable efforts to obtain such data from other licensees or sublicensees, but BPA shall have no obligation to share or provide any such information and data regarding Products with Company under this Section 5(f) if such information is not freely available to BPA with the right to share same with Company.  For the avoidance of doubt, BPA shall have the absolute right to freely share all such data and results obtained from Company with Antares.

(g)           Adverse Events.   The parties shall promptly notify each other of any material information related to adverse events with Products to the extent required by applicable law to allow the parties to timely comply with their adverse event and safety data reporting legal obligations worldwide (including as these legal obligations may be updated in future).  Each party shall require its Affiliates and Product licensees and sublicensees to comply with this Section 5(g).

6.             Diligence; Compliance With Law.

(a)           The Company shall use its best commercially reasonable efforts to manufacture, market, sell and distribute Products for commercial sale and distribution throughout the Territory.

(i)            Company shall provide a minimum of XXXXXXXXXXXX sales representatives to detail the Product for the commercial launch for Launch Indication in the

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Territory at the time of such commercial launch, and a minimum of XXXXXXXXXXXX sales representatives to detail the Product for the Launch Indication in the Territory XXXXXXXXXXXX after such commercial launch.  Without limiting the foregoing, Company shall provided a minimum cumulative total of XXXXXXXXXXXX PDEs as of XXXXXXXXXXXX after commercial launch of the Product for the Launch Indication in the Territory, a minimum cumulative total of XXXXXXXXXXXX PDEs as of XXXXXXXXXXXX after such commercial launch and a minimum cumulative total of XXXXXXXXXXXX PDEs as of XXXXXXXXXXXX after such commercial launch.  Company shall use promotional and sales efforts for the Product for the Launch Indication in the Territory that is not less than such promotional and sales efforts and financial commitment for other products of similar size and market potential promoted and sold by Company in the Territory and not less than such promotional and sales efforts and financial commitment made by other similarly situated pharmaceutical companies for products of similar size and market potential.  Company shall use best commercially reasonable efforts to fully launch its promotion and sale of the Product for the Launch Indication in the Territory within XXXXXXXXXXXX following FDA Approval, but no later than XXXXXXXXXXXX following receipt of commercial quantities of salable Product for commercial sale after FDA Approval.  Failure to launch with XXXXXXXXXXXX following receipt of such commercial quantities of Product after FDA Approval shall be deemed a material breach of this Agreement.

(ii)           During the term of the Agreement the Company shall not make, have made, market, sell, offer for sale, or distribute transdermal estrogen-only products (delivered as a gel and not with a patch or another transdermal delivery method) for once daily application that directly compete with the Product for the Launch Indication in the Territory.  However, in the event that Company is acquired by a third party that is marketing a competing product in at the time of acquisition, this Section 6(a)(ii) shall not require the acquiring company to discontinue sales of such product so long as the acquiring company complies in all other respects with the obligations to diligently sell and promote the Product.

(b)           The Company shall at all times comply with and adhere to all statutes, ordinances, laws, regulations, and the like in its conduct of all of its activities under this Agreement, including without limitation in the manufacture, marketing, advertising, promotion, distribution, and sale of the Products.

(c)           The Company shall promptly provide BPA with copies of all promotional materials used by Bradley for marketing the Product in the Field in the Territory.  The Company shall also provide BPA an annual summary report of its commercialization of the Product, including copies of the Company’s actual draft sales and marketing plans, and afford BPA a reasonable opportunity to provide input into same and meet with the Company to discuss; provided, however, that this shall not be construed as a right of BPA to approve such sales and marketing plans.  In addition, the Company shall provide BPA a mid-year update to such report summarizing any further developments in the commercialization of the Product.

(d)           The Company shall provide BPA with copies of all correspondence and documents to and from FDA and all notices received from FDA concerning the Product, and also provide BPA with regular updates as BPA may reasonably request.

7.             Proprietary Rights.  Company acknowledges and agrees that as between Company and BPA, BPA shall have and obtain title to and ownership in the formulation of the Products, the Patents and the Know How (as that term is defined in the Prime License Agreement), including, but not limited to, any and all improvements, developments, and inventions thereof that cover the Products, if any.  For the avoidance of doubt, any inventions made by Company during the term of the Agreement that do not cover the Products shall remain the property of Company.  Nothing in this Agreement shall be interpreted to grant any ownership, license or other right to any party in or to any improvement, development or invention of Company arising from its research and development activities generally to the extent such activities are not directed toward the Product.   Nothing in this Agreement shall be interpreted to cause any information relating to Company’s research and development activities generally to the extent such activities are not directed toward the Product to be considered the Confidential Information of any party other than Company.

8.             Manufacturing.

(a)           The Company shall use its best commercially reasonable efforts to have the Product manufactured at all times in sufficient quantities to supply any demand and any government or commercial requirements, and at all times shall ensure that such manufacture complies with applicable law.

(b)           Technology Transfer.

(i)            Promptly after the Effective Date, BPA and its Affiliates shall, and BPA shall use its good faith efforts to cause its contractors, including without limitation DPT Laboratories, Ltd., 4040 Broadway, Suite 401, San Antonio, TX, 78209 (“DPT”), who have been manufacturing Product (in any and all forms) to, perform all technology transfer required to establish all then-current manufacturing processes (including analytical methods) for Products (in any and all forms) at Company’s manufacturing facility or the manufacturing facility of Company’s chosen supplier.  To be clear, this technology transfer shall include without limitation the transfer by BPA of all manufacturing data and Know How and copies of any FDA correspondence with respect to manufacture of Product.  Company shall have the right to share all such manufacturing data and Know How with any manufacturer the Company engages to manufacture Product, under terms of confidentiality and non-use no less stringent than those present in this Agreement.  Notwithstanding anything to the contrary in this Section, Company’s right and ability to receive such information from DPT is subject to the Research and Development Services Agreement between BPA and DPT dated as of May 28, 2003 (the “DPT Agreement”), and Company may be required by DPT to undertake certain confidentiality obligations provided in Section 8 of the DPT Agreement and exclusivity obligations provided in Section 7 of the DPT Agreement, in each case as imposed on BPA in accordance with the DPT Agreement, in order to receive information from DPT, it being understood, however, that such exclusivity obligation is conditioned upon DPT honoring its obligations under the DPT Agreement and the DPT Agreement being in full force and effect.  If requested by Company, BPA shall use commercially reasonable efforts (not requiring the payment of money or assumption of other obligations) to assist Company in negotiating with DPT a commercially reasonable manufacturing price for the Product for the benefit of Company.

(ii)           At the request of Company, BPA shall reasonably assist Company with arranging for manufacture of Product to be performed after the Effective Date by DPT, including without limitation by facilitating introductions of Company’s representatives to, and the commencement of discussions by such representatives with, such contacts within DPT as are then reasonably available to BPA or any of its Affiliates, and offering assistance and consultation to Company’s representatives with respect to the conduct of any such discussions with DPT.  BPA shall request that DPT, and give DPT the right to, work collaboratively with and disclose BPA Confidential Information to Company regarding the manufacture of Product in the Field in the Territory subject to this Agreement and the Prime License Agreement.  Company shall request that DPT, and give DPT the right to, work collaboratively with and disclose Company Confidential Information to BPA regarding the manufacture of Product in the Field in the Territory subject to this Agreement and the Prime License Agreement.

(iii)          Promptly after the Effective Date, BPA shall assign to Company, and Company shall accept assignment, of the DPT Agreement, provided that BPA shall remain responsible for any obligations that it may have to DPT under the DPT Agreement that are due and existing at the time of such assignment (including, to be clear, indemnification obligations for actions occurring prior to the time of such assignment).  Company agrees that any confidential information of BPA held by DPT shall remain the property of BPA and be governed by the confidentiality provisions of this Agreement.  Upon the termination or expiration of this Agreement, the Company shall reassign the DPT Agreement to BPA and BPA shall accept assignment, provided that the Company shall remain responsible for any obligations that it may have to DPT under the DPT Agreement that are due and existing at the time of such reassignment (including, to be clear, indemnification obligations for actions occurring prior to the time of such reassignment).

(c)           Tag Along Manufacturing.  BPA shall have the right to place orders for reasonable quantities of Product for sale by BPA or BPA’s licensees outside the Territory when Product is being made by or for Company; provided, however, if BPA and BPA’s licensees intend to order sufficient quantities of Product to comprise a complete manufacturing batch of Product, BPA and its licensees shall place their own order for such Product independently of Company’s orders.  Company shall give BPA as much advance notice as reasonably possible, but in no event less than best commercially reasonable notice, for each manufacturing run to enable BPA to exercise its rights under this Section 8(c).  BPA shall pay Company’s actual out of pocket cost for such manufacture including any surcharges imposed by the manufacturer for partial batches and special packaging and labeling requirements.  BPA shall make payments for its orders either directly to the manufacturer or to Company, and shall take delivery either directly from manufacturer or from Company, with the details of same to be negotiated in good faith between BPA and Company (subject to the default rules of the Uniform Commercial Code if agreement on the details is not reached).  In the event that the manufacturer is not able to fill the entire quantity ordered by Company and BPA, it shall fill the orders on a pro rata basis.

9.             Confidentiality.

(a)           Confidential Information.  In connection with this Agreement, the parties may provide to each other Confidential Information, including without limitation each party’s invention disclosures, proprietary materials and/or technologies, economic information, business or research strategies, trade secrets and material embodiments thereof.  As used herein, “Confidential Information” means any information of a confidential or proprietary nature disclosed by a party to this Agreement to the other party, including, in the case of Company, royalty reports or development reports submitted pursuant to this Agreement.  For the avoidance of doubt, any such Confidential Information related to the Product shall be considered BPA’s Confidential Information.

(b)           Confidentiality and Non Use.  The recipient of the disclosing party’s Confidential Information shall use such Confidential Information solely to exercise its rights and perform its obligations under this Agreement, and in the case of BPA only, under the Prime License Agreement (including, without limitation, the right to use and disclose such Confidential Information in regulatory applications and filings), unless otherwise mutually agreed in writing.  The recipient of a disclosing party’s Confidential Information shall maintain such Confidential Information in confidence, and shall disclose such Confidential Information only to those of its employees, agents, consultants, sublicensees, attorneys, accountants, advisors, and in the case of BPA only, licensor with respect to the Product who have a reasonable need to know such Confidential Information and who are bound by obligations of confidentiality and non-use no less restrictive then those set forth herein.  The recipient of the other party’s Confidential Information shall take the same degree of care that it uses to protect its own confidential and proprietary information of a similar nature and importance (but in any event no less than reasonable care).

(c)           Exclusions.  Confidential Information shall not include information that:  (i) is in the recipient’s possession prior to receipt from the disclosing party as demonstrated by contemporaneous documentation; (ii) is or becomes, through no fault of the recipient, publicly known; (iii) is furnished to the recipient by an unaffiliated third party without breach of a duty to the disclosing party; (iv) is independently developed by the recipient without use of, application of or reference to the disclosing party’s Confidential Information as demonstrated by contemporaneous documentation.

(d)           Legal Disclosures.  It shall not be a violation of this Section 9 to disclose Confidential Information to the extent required to be disclosed under applicable law, provided that the recipient, to the extent possible and in accordance with applicable law, shall give the disclosing party prior written notice of the proposed disclosure and shall cooperate fully with the disclosing party to minimize the scope of any such required disclosure.

(e)           Survival.  All obligations of confidentiality and non-use imposed under this Section 9 shall survive for five (5) years after the termination or expiration of this Agreement.

(f)            Communications with BPA’s Licensor.  For clarity and without limitation, during the term of this Agreement, the Company shall not directly communicate with BPA’s licensor with respect to the Product unless specifically provided for in this Agreement or unless otherwise specifically authorized in writing by BPA.

10.           Warranty.

(a)           BPA represents and warrants to, and covenants with, Company as follows:

(i)            Title; Encumbrances.  As of the Effective Date, (a) it is the sole and lawful owner or exclusive licensee of the entire right, title and interest in the Patents and Know How in the Territory; and (b) there are no material outstanding liens, security interests, pledges, charges, mortgages, restrictions, interests and/or encumbrances of any kind in or burdening any of the Patents or Know How in the Territory.

(ii)           Prime License Agreement.  As of the Effective Date, (a) the Prime License Agreement is in full force and effect; (b) the copy of the Prime License Agreement that BPA has disclosed to Company on or before the Effective Date is a true and accurate copy of such agreement as in effect as of the Effective Date; (c) the Prime License Agreement is fully enforceable against Antares to the same extent as it would have been against Permatec upon execution thereof; (d) BPA has made all payments and fulfilled all material obligations due and/or owed under the Prime License Agreement for which the payment or other obligation arose on or before the Effective Date; (e) BPA is not in material breach of the Prime License Agreement and has received no notice of breach thereunder; and (f) the only Patents that as of the Effective Date have been in-licensed were in-licensed pursuant to the Prime License Agreement.

(iii)          Other Licenses.  As of the Effective Date, BPA has not granted, and shall not grant during the term of this Agreement, expressly or otherwise, any assignment, license or other extension or rights, covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to, under or in the Patents or the Trademark, in the Field and in the Territory, that remains in effect or in force as of the Effective Date, other than to Company pursuant to this Agreement.

(iv)          Non-infringement of Third Party Rights.  To the best knowledge of BPA’s executive officers without a duty of inquiry, no patents or trade secret rights owned or controlled by an unaffiliated third party dominate, or would be infringed or misappropriated by the manufacture, use, sale, offer for sale or importation of Products (in the case of all activities other than manufacture, in the Territory), and BPA has received no written claims relating to any claims of such domination, infringement or misappropriation.

(v)           Claims.  As of the Effective Date, (a) there are no claims, actions, suits or proceedings commenced, pending or threatened against it or any of its Affiliates that will, could or might in any way materially affect or relate to the rights and benefits granted to Company hereunder; and (b) BPA has not received written notice that any third party intends to challenge the patentability or validity of any Patent or Trademark.

(vi)          Third-Party Activities; Grounds.  As of the Effective Date, to the best knowledge of BPA’s executive officers without a duty of inquiry, BPA is unaware of any (a) activities by third parties that would constitute material infringement or misappropriation of the Patents or Trademark (in the case of pending claims, evaluating them as if they were issued); and (b) grounds existing on which any claims, actions, suits or proceedings might be commenced against Company with respect to the Patents or Trademark.

(vii)         Patents.  Exhibit A contains a complete list of all Patents that it or any of its Affiliates owns or controls, as of the Effective Date, that cover the Products or their manufacture.

(viii)        Clinical Data.  As of the Effective Date, (a) the NDA pending for the Product contains a complete data package that is to the best knowledge of BPA’s executive officers without a duty of inquiry and BPA’s good faith belief sufficient for FDA Approval of such NDA; (b) BPA has disclosed all material pre-clinical and clinical data regarding the Product in the Territory to both the FDA and Company; (c) BPA has provided Company with copies of all correspondence and documents to and from FDA and all notices received from FDA regarding the Product or the NDA; (d) BPA has performed all clinical studies regarding the Product in material compliance with all applicable laws and guidelines and good clinical practice; (e) to the extent post-FDA Approval studies are required by the FDA as further described in Section 5(c) for the Launch Indication for the Product, BPA shall perform all such studies in material compliance with all applicable law and guidelines and good clinical practice.

(ix)           Safety and Efficacy Data.  As of the Effective Date, BPA has disclosed to Company all material safety- and efficacy-related data and information (including without limitation toxicology, carcinogenicity and mutagenicity data and information) generated by, disclosed to and/or known to BPA (or that BPA reasonably should know) regarding Products and any information required to fairly and accurately interpret such data and information and make BPA’s disclosures thereof to Company complete, accurate and not misleading.

(x)            No Debarment.  As of the Effective Date, in the course of developing Products, BPA has not, and to its knowledge no other party has, engaged any person who has been debarred by the FDA or is the subject a debarment proceedings by the FDA, and BPA hereby covenants that it and its Affiliates shall not do so during the Term.

(xi)           Competing Products.  During the term of the Agreement BPA shall not make, have made, market, sell, offer for sale, or distribute transdermal estrogen-only products (delivered as a gel and not with a patch or another transdermal delivery method) for once daily application that directly compete with the Product for the Launch Indication in the Territory.  However, in the event that BPA is acquired by a third party that is marketing a competing product in at the time of acquisition, this Section 10(a)(xi) shall not require the acquiring company to discontinue sales of such product so long as the acquiring company complies in all other respects with the terms of this Agreement.

(b)           Other than as expressly provided in this Agreement, neither party makes any warranty and makes no representation, express or implied, regarding the Product, Patents or the Trademark or Materials.  IN PARTICULAR, BUT WITHOUT LIMITATION OF THE GENERALITY OF THE PRECEDING SENTENCE, EACH PARTY HEREBY EXPRESSLY DISCLAIMS AND DOES NOT GIVE ANY WARRANTY AND MAKES NO REPRESENTATION WITH RESPECT TO THE PRODUCTS, PATENTS, AND

TRADEMARK AND MATERIALS OR ANY CLINICAL TRIALS CONDUCTED BY EITHER PARTY REGARDING THE PRODUCT AND THE RESULTS THEREOF, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF COMPLETENESS, ACCURACY, VALIDITY, ENFORCEABILITY, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE THEREOF, IN PARTICULAR WITH RESPECT TO FDA APPROVAL OF THE NDA.  ALL LIABILITIES, REPRESENTATIONS,  AND WARRANTY BY EACH PARTY ARE EXPRESSLY DISCLAIMED.

(c)           IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.  THE ALLOCATION OF LIABILITY IN THIS PARAGRAPH REPRESENTS THE AGREED AND BARGAINED FOR UNDERSTANDING WITH RESPECT TO THE ALLOCATION OF RISKS INHERENT IN THIS AGREEMENT.

11.           Prohibition Against Use of Names; Confidentiality of Agreement.

(a)           Neither party shall use the name, insignia, or symbols of the other party, its faculties or departments, or any variation or combination thereof, or the name of any director, officer, employee, agent or representative of such other party for any advertising, packaging or other promotional or publicity purpose without such other party’s prior written consent; provided, however, that either party may identify the other party if required by law, regulation, court order or the rules of any securities exchange on which the identifying party’s stock is traded.  Upon execution of this Agreement, BPA and Company may each issue a press release in the form annexed hereto as Exhibit C1 and Exhibit C2, respectively.  Either party may issue future press releases regarding this Agreement with the prior written approval of the other party, such approval not to be unreasonably withheld or delayed (and in any event provided within three (3) days).  Once the content of a press release has been approved by the other party, a party may release future press releases that contain substantially the same content without additional approval.  Upon issuing any press release, the party doing so shall simultaneously copy the other party.

(b)           Subject to the provisions of this Section 11, including the exception for any public disclosures made in compliance with the terms of Section 11(a), the parties agree that the terms of this Agreement are confidential and will not be disclosed by either party to any third party (except to a party’s professional advisor) without advance written permission of the other party, provided that either party may make any filings or disclosures of this Agreement or its terms required by law or regulation in any country so long as such party uses its reasonable efforts to obtain confidential treatment for portions of this Agreement as available, consults with the other party, and permits the other party to participate, to the extent practicable, in seeking a protective order or other confidential treatment, and further provided that either party may disclose the terms of this Agreement to a third party (and its professional advisors) when such disclosure is reasonably necessary in connection with (i) a merger, acquisition, placement, investment, or other such transaction with such third party, or (ii) the sale of securities to or other financing from such third party or a financing underwritten by such third party, in which case disclosure may be made to any person or entity to whom such third party sells such securities (and its professional advisers).  Advance written permission for disclosure will not be required when a party is ordered to disclose information concerning the Agreement by a competent tribunal or such disclosures are required by law, regulation, or stock exchange rules, except that such party will make all reasonable efforts to limit any disclosure as may be required in the course of legal proceedings by entry of an appropriate protective and confidentiality order, and will provide the other party with as much advance notice of such circumstances as is practicable.

12.           Compliance with Governmental Obligations.

(a)           Each party shall comply upon reasonable notice from the other party with all governmental requests related to the Product or this Agreement directed to either party, including without limitation by providing all information, data and assistance necessary to comply with legitimate governmental requests related to the Product or this Agreement.  Each party shall promptly notify the other party of all such governmental requests.

(b)           The Company shall ensure that its activities under this Agreement including but not limited to marketing, sale and commercial distribution of the Product comply with all government regulations in force and effect including, but not limited to, federal, state, and municipal legislation and regulations.

13.           Indemnity and Insurance.

(a)           The Company will indemnify and hold BPA, its Affiliates and their respective officers, directors, employees and agents (collectively the “BPA Indemnitees”) harmless against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including without limitation reasonable attorneys’ fees) (collectively “Losses”) resulting from any action, suits, claims, demands, or prosecutions brought or initiated by a third party (each a “Third Party Claim”) to the extent such Third-Party Claim arises out of  (i) the breach or alleged breach of any representation, warranty or covenant by Company contained herein; (ii) the negligence or willful misconduct of any Company Indemnitee; and (iii) the development, manufacture, storage, handling, use, sale, offer for sale or importation of Product by or for Company and its Affiliates, sublicensees and distributors; provided that such indemnity shall not apply to the extent BPA has an indemnification obligation pursuant to Section 13(b)(ii) for such Loss.

(b)           BPA shall indemnify, hold harmless and defend Company, its Affiliates and sublicensees, and their respective officers, directors, employees and agents (the “Company Indemnitees”) from and against any and all Losses resulting from any Third Party Claim against them to the extent that such Third Party Claim arises out of  (i) the breach or alleged breach of any representation, warranty or covenant by BPA contained herein; (ii) the negligence or willful misconduct of any BPA Indemnitee, or (iii) the development, manufacture, storage, handling, use, sale, offer for sale or importation of Products by or for BPA Indemnitees; provided that such indemnity shall not apply to the extent Company has an indemnification obligation pursuant to Section 13(a)(ii) for such Loss.

(c)           Procedure.  A party whose BPA Indemnitee or Company Indemnitee is entitled to be indemnified pursuant to this Section 13 (the “Indemnified Party”) shall give prompt notice of the Third Party Claim to the other party (the “Indemnifying Party”) and the Indemnifying Party shall defend against such Third Party Claim with the reasonable cooperation of the Indemnified Party; provided that the Indemnifying Party shall not make any settlement of any such Third Party Claim that includes an admission of liability by the Indemnified Party or adversely affects the intellectual property of the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.  The Indemnified Party shall have the right to be present in person or through counsel at substantive legal proceedings relating to the Third Party Claim giving rise to the Indemnified Party’s right to indemnification hereunder.  If the parties cannot agree as to the application of Sections 13(a) and 13(b) to any Loss or Third Party Claim, the parties may conduct separate defenses of such Third Party Claim.  In such case, each party further reserves the right to claim indemnity from the other in accordance with Sections 13(a) and 13(b) upon resolution of such underlying Third Party Claim.

(d)           Company shall maintain, during the term of this Agreement, comprehensive products liability insurance with reputable and financially secure insurance carriers reasonably acceptable to BPA (but in no event less than rated A by AM Best) to cover the activities of the parties related to the Product hereunder, for minimum limits of $10,000,000 combined single limit for bodily injury and property damage per occurrence and in the aggregate.  Such insurance shall include BPA as an additional named insured.  Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or within three (3) years after the expiration of this Agreement.

(e)           Each of BPA and Company shall at all times comply with all statutory workers’ compensation and employers liability requirements covering its employees with respect to activities performed under this Agreement.

(f)            BPA shall add Company as an additional named insured on BPA’s clinical trial insurance, solely with respect to clinical trials conducted by BPA relating to the Product in the Field in the Territory, should it be necessary to conduct Phase IV clinical trials as per Section 5(c).  BPA shall maintain: (i) comprehensive general liability insurance and (ii) during any such clinical trials conducted by BPA related to the Product in the Field in the Territory, comprehensive clinical trial liability insurance to cover such clinical trials, in each case with reputable and financially secure insurance carriers reasonably acceptable to Company (but in no event less than rated A by AM Best).

14.           Intellectual Property.

(a)           Patent Prosecution.  As between the parties and to the extent that BPA has the right to do so under the Prime License Agreement: (i) BPA shall be responsible for the preparation, filing, prosecution and maintenance of the Patents in the Territory; provided, however, that Company shall reimburse BPA for any such costs and (ii) BPA shall reasonably cooperate with Company to seek Company’s input and comments on prosecution strategy, and shall provide Company with a copy of each submission made by BPA to a patent authority in the Territory regarding a Patent.  Notwithstanding anything in the foregoing, if BPA (and any

[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

third party with the right to prosecute or maintain any Patent under the Prime License Agreement) determines in its sole discretion to abandon or not maintain such Patent anywhere in the Territory, then BPA shall provide Company with thirty (30) days prior written notice before any relevant deadline relating to the relevant Patent and shall offer in writing to Company the transfer of the respective Patent (if owned by BPA) or transfer of the right to prosecute and maintain the relevant Patent (if in-licensed to BPA).  In the event Company accepts such offer to transfer the Patent within thirty (30) days after receipt of the offer, BPA shall take all measures necessary for the transfer and assignment of the Patent to Company and shall execute all documents necessary therefore.  In the event Company does not accept BPA’s offer within the thirty (30) days time period, BPA is free to abandon the respective Patent.  Further, to the extent permissible under the Prime License Agreement, BPA agrees to use good faith efforts to persuade Antares to add independent claims that solely cover estrogen-only products to any U.S. patent applications within the Patents.  The cost and expense associated therewith shall be borne and reimbursed by Company.

(b)           Patent Enforcement.

(i)            XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.

(ii)           XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX.

(c)                                  Parallel Importation Enforcement.  BPA will use commercially reasonable efforts to take such legal action as may be appropriate against its licensees or sublicensees causing the importation into the Territory of Product sold and intended for sale outside of the Territory (so called “grey market” goods).

(d)                                 Patent Term Restoration and Regulatory Exclusivity.  The parties shall take commercially reasonable efforts to cooperate with each other in obtaining patent term restoration or extension, supplementary protection certificates, regulatory data extensions or exclusivity, or their equivalents, in the Territory where applicable, with any expense for same directed at the Product to be paid by Company.  For the avoidance of doubt, this paragraph imposes no obligation on BPA to conduct or fund clinical studies.

(e)                                  Patent Marking and Rights.  Prior to the issuance of patents, the Company will mark Products made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words “Patent Pending,” and following the issuance of one or more patents, with the numbers of such patents, in accordance with the requirements set forth in 35 U.S.C. § 287(a), in each case subject to regulatory restrictions imposed by the FDA or any other regulatory agency with jurisdiction over approval of human pharmaceuticals in the Territory.  The Company shall not challenge or contest, or assist or encourage others to challenge or contest, the validity and enforceability of the Patents.

15.                                 Trademark.

(a)                                  Quality.  The Company shall ensure that the Products, as well as all packaging, advertisements, and marketing materials (collectively, “Materials”) shall be of high quality and comply in all respects with all applicable laws, regulations, FDA requirements, and the descriptions and standards of the NDA.

(b)                                 Use of Trademark.

(i)                                     Company may brand all Products and Materials with the Trademark and if so shall use the notation ® in association with the Trademark along with an indication that the Trademark is registered to BPA.  To be clear, Company shall also be free to market the Products and Materials within the Territory with trademark(s) of its own choosing; provided, however, that upon any termination of this Agreement other than termination by Company pursuant to Sections 16(b) or 16(c) (and, to be clear, other than expiration of this Agreement), ownership of any such trademark shall be transferred to BPA along with any applicable goodwill.  Company shall not join any term to the Trademark to create a new trademark.

(ii)                                  Company shall use the Trademark in accordance with usual trademark practice.  Company shall not, by any act or omission, tarnish, disparage, degrade, dilute or injure the reputation of the Trademark or BPA and/or the goodwill associated therewith.  The Trademark must not be used in any manner that causes confusion as to the source or origin of the Product.  Company shall not use any other trade name, trademark or service mark, in combination with the Trademark in such a manner as to create or appear to create a combination or unitary trademark.

[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

(c)                                  Ownership.  Company agrees that notwithstanding any provision of this Agreement, all uses of the Trademark (and the goodwill represented thereby) shall inure to the benefit of BPA.  Company acknowledges the exclusive ownership of the Trademark by BPA and shall not do anything inconsistent with or in derogation of such ownership.

(d)                                 The Trademark Rights.  The Company shall not challenge or contest, or assist or encourage others to challenge or contest, the validity and enforceability of the Trademark.

16.                                 Term of Agreement.

(a)                                  This Agreement shall be effective as of the date first set forth above and shall continue in full force and effect until its expiration or termination in accordance with this Section 16.

(b)                                 This Agreement may be terminated by either party upon written notice after written notice specifying such alleged breach in reasonable detail and a reasonable opportunity to cure.  In the case of non-payment, such reasonable opportunity to cure shall not be greater than ten (10) calendar days and BPA and Company shall not be relieved of any obligations as a result of any termination of this Agreement for reason of non-payment.

(c)                                  Either party may immediately terminate this Agreement upon written notice  should the other party file a petition under any bankruptcy or insolvency act or have any such petition filed against it that is not dismissed within ninety (90) days.

(d)                                 If FDA Approval in the United States of Product for the Launch Indication is obtained, but the total of (i) Company’s share of the fully burdened cost of post-approval studies required by FDA and (ii) the fully burdened cost of any additional studies required to obtain approval by the FDA for the lowest dose of the Product that BPA tested in Phase III clinical trials together exceeds $XXXXXX, Company shall have the right to terminate this Agreement and return the rights granted hereunder to BPA upon ninety (90) days prior written notice to BPA; provided, however, that Company must within thirty (30) days after the effective date of such termination pay BPA $XXXXXX plus any further amounts that as of the effective date of such termination had accrued or were due BPA under any other provisions of this Agreement, excluding, however, any milestone payments under Sections 3(a)(ii)(2) ($7 million) or 3(a)(ii)(3) ($3.0 million or $3.5 million) regardless of whether or not such milestone payment has then accrued.  For clarity, Company shall not have the obligation to pay BPA under this Section 16(d) if Company terminates this Agreement under Section 5(a).

(e)                                  If not terminated under (b)-(d) above, this Agreement shall expire upon the expiration of the Royalty Term in the Territory with respect to the Product.  Upon such expiration, the licenses granted under Sections 2(a) and 2(b) shall survive, the licenses granted in Section 2(a) shall automatically become non-exclusive, irrevocable, fully paid-up, and royalty-free licenses, and the license granted in Section 2(b) shall automatically become an exclusive, irrevocable, fully paid-up and royalty-free license.

(f)                                    Upon any termination of this Agreement other than termination by Company pursuant to subsections (b) or (c) above (and, to be clear, other than expiration of this Agreement), the licenses granted under Sections 2(a) and 2(b) to Company shall terminate and any and all information, trademarks, documents, Patents, and Know How (as that term is defined in Section 1.6 of the Prime License Agreement) relating to the Product, including all copies in whatever form or media, shall be immediately provided to and assigned to BPA; provided, however, Company may maintain one copy of any such information solely for purposes of exercising its legal rights hereunder.  After such transfer Company agrees to provide BPA with copies of all correspondence and documents to and from FDA and all notices received from FDA and to also provide BPA with regular updates as BPA may reasonably request.  Further, upon any such termination of this Agreement, Company assigns all right, title and interest in and to the NDA to BPA, shall promptly transfer all documentation related to such NDA to BPA, and agrees to take all such further best commercially reasonable action and promptly execute such further documents as may be reasonably necessary or desirable to give full effect to such assignment, including without limitation submitting a letter to the FDA requesting transfer and any related documents with the FDA to effect such transfer.  After such transfer of the NDA to BPA, Company agrees to cooperate with BPA, at Company’s own expense for a reasonable transition period, regarding (i) post FDA Approval regulatory obligations for the Product, including without limitation the preparation and submission of annual reports, the reporting of adverse events, and cooperating with governmental regulatory agencies; (ii) communication with third parties regarding the Product, including without limitation responding to complaints and medical inquiries; (iii) investigating all complaints and adverse drug experiences related to the Product; and (iv) giving such notice as BPA may request to the FDA and to DPT or any other contract manufacturer of Product.

(g)                                 Upon termination of this Agreement by Company pursuant to subsections(b) or (c) above, the licenses granted in Sections 2(a) and 2(b) to Company shall survive such termination until expiration of the Royalty Term.  In such case, upon expiration of the Royalty Term in the Territory with respect to the Product, the provisions of Section 16(e) shall take effect as if this Agreement had expired.

(h)                                 If this Agreement terminates for any reason, Company shall have the right to sell any Product that it has in process or in inventory as of the effective date of notice of such termination, provided that Company pays all royalties and milestones due on Net Sales thereof in accordance with Section 3 and further provided that such sell-off period shall be limited to 90 days from termination.  Upon termination of this Agreement, Company shall remain liable for any involuntary or voluntary recalls of Product sold pursuant to this Agreement.

(i)                                     In the event that the Prime License Agreement terminates for breach by BPA that is not caused by the action or inaction of Company, this Agreement together with all of BPA’s rights and obligations hereunder (including all future payments and performance under this Agreement by Company) shall be deemed to be irrevocably assigned to Antares automatically without the need for any further action by any party, and this Agreement shall thereafter continue in full force and effect between Company as the direct licensee and Antares as licensor.  For the avoidance of doubt, upon such assignment all obligations of Company to BPA other than confidentiality obligations shall cease to be of any further force or effect, with the exception of amounts due or payable to BPA on account of sales or other activities that occurred prior to such assignment (even if the date for actual payment of such amounts is under the terms of this Agreement after such assignment), which shall be paid to BPA when they would otherwise be due under this Agreement.

(j)                                     In the event that the Prime License Agreement terminates for liquidation or bankruptcy of BPA, this Agreement together with all of BPA’s rights and obligations hereunder (including all future payments and performance under this Agreement by Company) shall be deemed to be irrevocably assigned to Antares automatically without the need for any further action by any party, and this Agreement shall thereafter continue in full force and effect between Company as the direct licensee and Antares as licensor.  For the avoidance of doubt, upon such assignment all obligations of Company to BPA other than confidentiality obligations shall cease to be of any further force or effect, with the exception of amounts due or payable to BPA on account of sales or other activities that occurred prior to such assignment (even if the date for actual payment of such amounts is under the terms of this Agreement after such assignment), which shall be paid to BPA when they would otherwise be due under this Agreement.

17.                                 Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if sent by certified mail (return receipt requested), postage pre-paid, to the attention of the Chief Executive Officer of the respective company at the address set forth above or to such other address as a party may specify by notice hereunder.

18.                                 No Agency or Joint Venture.  The Company is not an agent, joint venturer or partner of BPA, and the parties do not intend to create an agency, joint venture or partner relationship.  Company and BPA shall be independent contractors.  Neither Company nor BPA shall have the authority to make any statements, representations or commitments of any kind, or take any action, which shall be binding on the other, without the prior consent of the party to do so, except as expressly provided for herein.

19.                                 Assignment.  Neither party may assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.  Such consent shall not be required for any assignment to a party that succeeds to all or substantially all of the assigning party’s (or, in the case of Company, the Kenwood Therapeutics Products division of Company’s) business or assets (whether by sale, merger, operation of law or otherwise), provided that such assignee agrees in writing to be bound by the terms and conditions of this Agreement.  Notwithstanding the foregoing, Company may assign this Agreement without BPA’s consent to its Kenwood Therapeutics Products division or other Affiliate of Company, provided that Company guarantees the performance of such assignee.  Any purported assignment in contravention of this provision shall be null and void.

20.                                 Non-Waiver and Entirety.  Any failure of either party to enforce any obligations under this Agreement shall not be deemed a waiver of such obligations.  This Agreement constitutes the entire agreement and understanding of the parties and supersedes all previous communication between the parties.  Notwithstanding the foregoing, the parties acknowledge that certain rights granted to Company under this Agreement are derived from, and subservient to, the rights granted to BPA under the Prime License Agreement.

21.                                 Governing Law.  This Agreement is governed by and construed in all respects in accordance with the laws of the State of Illinois, USA and the United States of America (without regard to conflicts of laws principles), excluding the United Nations Convention on Contracts for the International Sale of Goods.

22.                                 Dispute Resolution.

(a)                                  Conciliation.  The parties wish first to seek an amicable settlement of all disputes, controversies or claims arising out of or relating to this Agreement by conciliation in accordance with the UNCITRAL Conciliation Rules now in force.  The conciliation shall take place in Chicago, Illinois (USA) before a conciliator.  If assistance is needed in connection with the appointment of a conciliator or other administrative matters, JAMS Endispute, Inc., 222 S. Riverside Plaza, Chicago, Illinois, US (telephone 312-739-0200) shall be the institution to render such assistance.  The language to be used in the conciliation proceedings shall be English.

(b)                                 Arbitration.  Subject to possible court proceedings under Section 22(d) of this Agreement, if any conciliation proceedings under Section 22(a) of this Agreement are terminated in accordance with Article 15 of the UNCITRAL Conciliation Rules or rejected in accordance with Article 2 of those Rules, without resolution of the disputes, controversies or claims, then all said disputes, controversies or claims shall be determined by arbitration in accordance with the UNCITRAL Arbitration Rules now in force, as supplemented by the IBA Rules on the Taking of Evidence in International Commercial Arbitration, as adopted June 1, 1999, insofar as said IBA Rules are not inconsistent with the express provisions of this Agreement.  The language to be used in the arbitral proceedings shall be English.  There shall be three (3) arbitrators, the place of arbitration shall be Chicago, Illinois (USA) and the appointing authority shall be JAMS Endispute, Inc.  In rendering the award, the arbitrator shall follow and apply the substantive laws of the State of Illinois (without regard to conflict or choice of laws principles).  The arbitrator shall have the authority to award compensatory damages only, subject to the limitations described in this Agreement.  Each party shall pay the fees of its own attorneys, expenses of witnesses and all other expenses and costs in connection with the presentation of such party’s case (collectively, “Attorneys’ Fees”).  The remaining cost of the arbitration, including without limitation, fees of the arbitrator, costs of records or transcripts and administrative fees (collectively, “Arbitration Costs”) shall be borne equally by the parties.  Notwithstanding the foregoing, the arbitrator in the award may apportion said Attorneys’ Fees and Arbitration Costs, pursuant to Articles 38 through 40 of the UNCITRAL Arbitration Rules.  The award rendered by the arbitrator shall be final, and judgment may be entered in accordance with the applicable law by any court having jurisdiction thereof.

(c)                                  Confidentiality.  The existence and resolution of any conciliation and/or arbitration shall be kept confidential, and the parties, the conciliator and the arbitrator shall not disclose to any person any information about such arbitration.

(d)                                 Court Proceedings.  Notwithstanding the arbitration provisions in Section 22(b) of this Agreement, either party shall have the right to sue in any court of competent jurisdiction to collect from the other party funds due and owing such party hereunder.  Section 22(b) of this Agreement shall not be construed to prevent either party from seeking injunctive relief against the other party from any judicial or administrative authority of competent jurisdiction to enjoin that party from breaching this Agreement pending the resolution of a dispute by arbitration, pursuant to said Section 22(b).  Any action to confirm an arbitration award or any other legal action related to this Agreement between the parties may be instituted in any court of competent jurisdiction.  BPA and Company each waive their right to a trial by jury in any such court proceedings.

23.                                 Severability.  Each party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries.  Should one or more provisions of this Agreement be or become invalid, the parties agree that it is their intent that the remainder of the Agreement shall continue in effect, and shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions.

24.                                 Headings.  Section headings contained in this Agreement are for convenience of reference only and shall not in any way affect the interpretation of this Agreement.

25.                                 Further Assurances.  Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested in order to effectuate fully the purposes, terms and conditions of this Agreement.

26.                                 Execution.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS THEREOF, BPA and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

BioSante Pharmaceuticals, Inc.

By	/s/ Stephen M. Simes
Stephen M. Simes
Chief Executive Officer and President

Bradley Pharmaceuticals, Inc.

By	/s/ Daniel Glassman
Daniel Glassman
President and Chief Executive Officer

[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

EXHIBIT A

PATENTS

(i) – United States Patents	(ii) Ex-U.S. Patents
U.S. Patent No. 5,891,462	PCT Application No. PCT/US04/007291
U.S. Patent Application No. 10/798,111	Canadian Application No. 2,515,426
U.S. Patent Application No. 10/798,161	Canadian Application No. 2,207,144
XXXXXXXXXXXXXXXXXXXXXXX	China Application No. 200480005123.9
Indonesian Application No. W-00200502415
Israeli Application No. 170454
Mexican Application No. PA/a/2005/008648
New Zealand Patent No. 328021
New Zealand Application No. NZ 541854
South African Patent No. 97/4981

EXHIBIT B

PRIME LICENSE AGREEMENT FLOW-THROUGH PROVISIONS

[See the License Agreement, dated June 13, 2000, between Permatec Technologie, AG (now known as Antares Pharma) and BioSante Pharmaceuticals, Inc., as amended by Amendments Nos. 1, 2, 3, 4, 5 and 6 thereto, that are Exhibits 10.21 through 10.27, respectively, to BioSante’s Annual Report on Form 10-K for the year ended December 31, 2006.  Confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, has been granted with respect to designated portions of Exhibits 10.21 through 10.26 and confidential treatment has been requested with respect to designated portions of Exhibit 10.27.